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             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549
                           FORM 15
   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports under Sections 13 and 15(d)
           of the Securities Exchange Act of 1934

              Commission File Number 333-60907
                                     ---------

                     COMED FUNDING, LLC
 ------------------------------------------------------------
   (Exact name of registrant as specified in its charter)


       10 SOUTH DEARBORN ST., CHICAGO, ILLINOIS  60603
 ------------------------------------------------------------
(Address,including zip code, and telephone number,including area code, of registrant's principal executive offices)


    TRANSITIONAL FUNDING TRUST NOTES, SERIES 1998, CLASS A-1
                       THROUGH CLASS A-7
 -------------------------------------------------------------
    (Title of each class of securities covered by this Form)

                            NONE
                           ------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6             [X]
Rule 12h-3(b)(1)(i)  [X]

    Approximate number of U.S. holders of record as of the
certification or notice date:  100
                              -----

    Pursuant to the requirements of the Securities Exchange Act of 1934, ComEd Funding, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      ComEd Funding, LLC


DATE:  May 13, 1999          By:         Ruth Ann M. Gillis
                                 -----------------------------
                                   Name:  Ruth Ann M. Gillis
                                   Title: Manager

Instruction:   This form is required by Rules 12g-4, 12h-3
and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.